CERTAIN CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT, MARKED BY ***, HAS BEEN OMITTED AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED
UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 2.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT
by and among
REDBOX AUTOMATED RETAIL, LLC
and
NCR CORPORATION

dated as of
February 3, 2012

ARTICLE 1	DEFINED TERMS......................................................................................1

1.1	Defined Terms..............................................................................................1

1.2	Additional Defined Terms............................................................................7

1.3	References and Titles...................................................................................8

ARTICLE 2	SALE AND PURCHASE OF ASSETS.......................................................9

2.1	Agreement to Sell and Buy..........................................................................9

2.2	Excluded Assets.........................................................................................10

2.3	Purchase Price and Manufacturing and Services.......................................11

2.4	Purchase Price Adjustment........................................................................11

2.5	Excluded Liabilities...................................................................................11

2.6	Assumed Liabilities...................................................................................12

ARTICLE 3	REPRESENTATIONS AND WARRANTIES...........................................12

3.1	Representations and Warranties of Seller...................................................12

3.2	Representations and Warranties of Buyer..................................................20

ARTICLE 4	COVENANTS...........................................................................................22

4.1	Conduct of Business..................................................................................22

4.2	Inspection of Acquired Assets and Business..............................................23

4.3	Compliance With Laws..............................................................................23

4.4	Notification of Certain Matters..................................................................23

4.5	Further Actions – Consents, Contracts, HSR Filings, etc..........................24

4.6	Risk of Loss...............................................................................................25

4.7	Tax Covenants............................................................................................25

4.8	Bulk Transfer Laws....................................................................................26

4.9	Financial Statements..................................................................................26

4.10	Payments Received after Closing..............................................................26

4.11	COBRA......................................................................................................26

4.12	Trade Secrets..............................................................................................26

4.13	Removal of Branding and Inventory..........................................................27

4.14	*** and *** of ***....................................................................................27

ARTICLE 5	CONDITIONS PRECEDENT...................................................................27

5.1	Conditions to Each Party's Obligation.......................................................27

5.2	Conditions to Obligation of Buyer.............................................................28

5.3	Conditions to Obligations of Seller............................................................28

ARTICLE 6	CLOSING..................................................................................................29

6.1	Closing.......................................................................................................29

6.2	Actions to Occur at Closing.......................................................................29

ARTICLE 7	TERMINATION, AMENDMENT AND WAIVER...................................31

7.1	Termination................................................................................................31

7.2	Effect of Termination.................................................................................32

ARTICLE 8	INDEMNIFICATION................................................................................32

8.1	Indemnification of Buyer...........................................................................32

8.2	Indemnification of Seller............................................................................33

8.3	Procedure for Indemnification...................................................................33

8.4	Third Party Action......................................................................................33

8.5	[Intentionally Omitted]..............................................................................34

8.6	Minimum Loss Requirement.....................................................................34

8.7	Indemnification Limits...............................................................................35

8.8	Recourse.....................................................................................................35

8.9	Cooperation................................................................................................35

8.10	Reduction by Insurance Proceeds..............................................................36

ARTICLE 9	GENERAL PROVISIONS........................................................................36

9.1	Survival of Representations, Warranties, and Covenants..........................36

9.2	Amendment and Modification...................................................................36

9.3	Waiver of Compliance...............................................................................36

9.4	Specific Performance.................................................................................37

9.5	Severability................................................................................................37

9.6	Expenses and Obligations..........................................................................37

9.7	Parties in Interest........................................................................................37

9.8	Notices.......................................................................................................37

9.9	Counterparts...............................................................................................38

9.10	Entire Agreement.......................................................................................38

9.11	Public Announcements...............................................................................39

9.12	Assignment................................................................................................39

9.13	No Waiver Relating to Claims for Fraud...................................................39

9.14	Governing Law...........................................................................................39

9.15	Jurisdiction.................................................................................................39

EXHIBITS

Exhibit A	— Form of Assumption and Assignment Agreement

Exhibit B	— Form of Bill of Sale

Exhibit C	— Form of Patent License Agreement

Exhibit D	— Form of Grant Back Intellectual Property License Agreement

Exhibit E	— Form of Transition Services Agreement

Exhibit F	— Form of Reseller Agreement

Exhibit G	— Form of Grant Back Software License Agreement

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of February 3, 2012, by and among NCR Corporation, a Maryland corporation ("Seller") and Redbox Automated Retail, LLC, a Delaware limited liability company ("Buyer").
R E C I T A L S
A.    Seller's operations include Seller's entertainment business, which offers solutions that are dedicated to providing consumers the ability to rent or buy movies, video games and other entertainment media in DVD, Blu-ray, or other disc format at their convenience through the use of Seller owned and operated self-service kiosks (the "Business").
B.    Seller desires to sell and Buyer desires to buy certain of the assets used or held for use in the operation of the Business, both tangible and intangible, excluding the Excluded Assets (as hereinafter defined), upon the terms and conditions hereinafter set forth.
A G R E E M E N T S
NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1

DEFINED TERMS
1.1    Defined Terms. The following terms shall have the following meanings in this Agreement:
"Acquired Assets" means the tangible and intangible assets specifically listed on Schedule 2.1, but specifically excluding therefrom the Excluded Assets.
"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
"Applicable Laws" means all laws, statutes, constitutions, rules, regulations, principals of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has, or which is reasonably likely to have, jurisdiction over the Acquired Assets or the Business, as they may be in effect on or prior to the Closing.
"Assumed Contracts" means (a) all Retailer Agreements and (b) the Contracts listed on Schedule 1.1(i), which Schedule shall only be updated upon mutual agreement of Buyer and Seller prior to Closing to add any additional Contracts entered into after the date hereof and prior to the Effective Time;

provided, however, if any Assumed Contract terminates or expires prior to the Effective Time, such Contract shall no longer be deemed an Assumed Contract for purposes of this Agreement following such termination or expiration unless agreed to in a separate writing by Buyer and Seller prior to the Effective Time.
"Assumption Agreement" means the Assumption and Assignment Agreement between Buyer and Seller substantially in the form of Exhibit A.
"Benefit Plan" means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, health and welfare, sick pay, holiday, vacation, severance, change of control, equity, fringe benefit or other employee benefit plan, program, or policy (including any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment or similar agreement (a) sponsored, maintained or contributed to by Seller or any ERISA Affiliate on behalf of any current or former officer or employee of the Business, or (b) with respect to which Seller has (or could reasonably be expected to have) a material liability.
"Bill of Sale" means the Bill of Sale by Seller to Buyer substantially in the form of Exhibit B.
"Blockbuster License" means that certain Trademark Usage License between the BB 2009 Trust and Seller dated on or about March 2, 2009.
"business day" means any other day than (a) a Saturday or Sunday or (b) a day on which commercial banks in the State of Delaware are authorized or required to be closed.
"Buyer Indemnified Costs" means (a) any and all Buyer Indemnified Representation Costs; and (b) any and all Buyer Indemnified Taxes and any and all Damages incurred by any of the Buyer Indemnified Parties arising out of any Buyer Indemnified Taxes; and (c) any and all Damages incurred by any of the Buyer Indemnified Parties arising out of Seller's ownership, operation or use of any of the Acquired Assets or the Business at or prior to the Effective Time, but excluding from the Damages under this subsection (c) any and all Assumed Liabilities; and (d) any and all Damages incurred by any of the Buyer Indemnified Parties arising out of any breach or default by Seller of any of the covenants, obligations or agreements under this Agreement; and (e) any and all Damages incurred by any of the Buyer Indemnified Parties arising out of the noncompliance by Seller with any bulk transfer laws applicable to the sale of the Acquired Assets to Buyer; and (f) any and all Damages incurred by any of the Buyer Indemnified Parties arising out of any Excluded Liabilities or any Excluded Contract or Seller's obligations with respect to the Excluded Assets; and (g) any and all Damages incurred by any of the Buyer Indemnified Parties arising out of the Benefit Plans; and (h) any and all Damages incurred by any of the Buyer Indemnified Parties arising out of claims made by an employee or former employee of Seller under any applicable employment laws or employment agreements with Seller, including any relating to the termination by Seller of the employment of any employee in connection with the transactions contemplated by this Agreement; and (i) any and all Damages incurred by any of the Buyer Indemnified Parties arising out of the matters set forth on Schedule 1.1(ii).
"Buyer Indemnified Parties" means Buyer and each officer, director, employee, consultant, stockholder, and Affiliate of Buyer.
"Buyer Indemnified Representation Costs" means any and all Damages that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by Seller of any of the representations or warranties under this Agreement.
"Buyer Indemnified Taxes" means any and all Taxes (a) imposed on Seller or for which Seller may otherwise be liable (except for Taxes for which Buyer is responsible pursuant to Section 4.7(c) or Section 4.7(d) and Taxes arising out of the ownership, operation or use of any of the Acquired Assets or the Business after the Effective Time), (b) arising out of the ownership, operation or use of any of the Acquired Assets or the Business at or prior to the Effective Time, (c) specified in Section 2.5(i), and (d) for which Seller is responsible pursuant to Section 4.7(c) or Section 4.7(d).
"Buyer Material Adverse Effect" means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or would reasonably be expected to be (whether or not such result, occurrence, fact, change, event or effect has, during the period or at any time in question, manifested itself in Buyer's historical financial statements) materially adverse to the ability of Buyer to timely consummate the transactions contemplated by this Agreement, except to the extent that any such result, occurrence, fact, change, event or effect results or arises from one or more of the following: (i) the announcement of this Agreement or the pendency of the transactions contemplated hereby (including, without limitation, the loss of any employees, suppliers or retailers), the taking of any actions required hereby or the failure to take any action prohibited hereby; (ii) changes in general economic or business conditions, or conditions generally affecting the industry in which the Business is operated; (iii) changes in any financial, banking or securities markets (including disruption thereof and any decline in the price of any security or market index); (iv) acts of terrorism, war or other military conflict, earthquake, fire, storm, flood or other acts of God; and (v) changes in Applicable Laws or GAAP.
"Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of ARTICLE 6.
"Code" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
"Consents" means all consents, approvals, orders, waivers, authorizations or similar requirements of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity, and all consents, waivers, approvals and similar requirements of third Persons.
"Contracts" means any and all written, oral or other agreements, contracts, subcontracts, settlement agreements, leases, binding understandings, instruments, notes, options, warranties, purchase orders, licenses, sublicenses, insurance policies, Benefit Plans or other binding commitments or arrangements of any nature (including any amendments and other modifications thereto), to which Seller or an Affiliate of Seller is a party or is otherwise bound.
"Customer Data" means all lists, data, records and reports relating to a customer or end user's interaction with the Business, whether through a kiosk, a website, or other social media, including, without limitation, email addresses, customer accounts and account numbers, identification or passwords (if any), customer use history, SMS information, Facebook friends account information and history (to the extent transferable), customer surveys, customer research and market tests and studies, including all such Customer Data with respect to customers of the Business in the United States and Canada. Upon Seller's request,

Buyer shall promptly provide (to the extent reasonable under the circumstances and following appropriate agreement regarding confidentiality) Seller with Customer Data to the extent it is reasonably necessary for Seller to (a) perform its obligations under the Transition Services Agreement or Manufacturing and Services Agreement; (b) respond to any claims, demands or litigation relating to any Excluded Liabilities; or (c) respond to any claims, demands or litigation relating to any Indemnification Claim.
"Customer Terms" means any terms and conditions, policies or conditions, including any privacy policies of the Seller, that apply to the collection, transfer or use of any Customer Data.
"Damages" means any and all damages, losses, claims, liabilities, demands, Taxes, charges, suits, penalties, costs, and expenses (including court costs, attorneys' fees and other expenses incurred in investigating and preparing for, or otherwise in connection with, any litigation or proceeding); provided, however, that Damages shall not include any special, exemplary or punitive damages, nor the actual or imputed value of the services or time of Buyer's or Seller's employees, officers or directors.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means any Person that, together with Seller, is or, at any time, was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
"Excluded Contracts" means all Contracts that relate to the Acquired Assets or Business that are not Assumed Contracts, including (a) all employment, change of control and severance agreements; (b) all Benefit Plans (and all Contracts related thereto); (c) all Contracts for Indebtedness; (d) any collective bargaining agreement; (e) all Studio Contracts; and (f) all Contracts that have terminated or expired prior to the Closing.
"GAAP" means generally accepted accounting principles in the United States.
"Grant Back Intellectual Property License Agreement" means the Grant Back Intellectual Property License Agreement between Buyer and Seller substantially in the form of Exhibit D.
"Grant Back Software License Agreement" means the Grant Back Software License Agreement between Buyer and Seller substantially in the form of Exhibit G.
"HSR Act" means the Hart Scott Rodino Antitrust Improvements Act, as amended.
"Indebtedness" means: (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of Seller, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all deferred indebtedness of Seller for the payment of the purchase price of Acquired Assets, (c) all obligations of Seller to pay rent, licensing fees or revenue shares or other payment amounts under a lease of real or personal property or licensing or other arrangement which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP in accordance with historic past practice, (d) any outstanding reimbursement obligation of Seller with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of Seller, (e) any payment obligation of Seller under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money secured by any Lien existing on property owned by Seller, whether or not indebtedness secured thereby shall have been assumed, (g) all guaranties, endorsements, assumptions and other contingent obligations of Seller in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, and (h) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement and any other Transaction Document regardless if any of such are actually paid.
"Indemnified Parties" means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.
"Kiosk(s)" means (a) all of the kiosks associated with the Business, including those that are currently deployed, have been deployed, or have never been deployed (except for kiosks acquired by Seller from DVDPlay, Inc. on December 8, 2009, as identified on Schedule 1.1(iii)) and (b) with regard to the Kiosks, all associated graphics, labels, stickers, signs, rebranding-related materials, internal operating components, work in progress, spares, parts, external monitors, card readers, and RFID readers, except for (x) logos, trademarks, service marks, or other markings or Intellectual Property licensed by Seller pursuant to the Blockbuster License or (y) as set forth on Schedule 1.1(iv).
"Knowledge," "known" or the like means the actual knowledge of each of John Bruno, Justin Hotard, Steve Latham, Pooja Lal, Craig Zwissler, Richard McKenzie, Duane Schroeder, John Schweikert, Jennifer Daniels, Ellen Samuels, and Elise Kirban concerning the subject matter in question following a reasonable inquiry, to the extent such subject matter is in such individual's area of responsibility in connection with such individual's employment with Seller, such inquiry having been completed by each named individual.
"Licensed Intellectual Property" means all Intellectual Property set forth on Schedule 1.1(v).
"Liens" means all liens, pledges, claims, security interests, restrictions, mortgages, deeds of trust, tenancies, possessory interests, conditional sale or other title retention agreements, assessments, easements, covenants, rights of first refusal, burdens, options or encumbrances of any kind other than (a) liens for Taxes not yet due and payable, (b) liens of landlords, carriers, warehousemen, mechanics and materialmen that have arisen in the ordinary course of business for sums not yet due and payable, and (c) the IP Encumbrances.
"Manufacturing and Services Agreement" means an agreement for custom manufacturing and other services between Seller and Buyer or an Affiliate of Buyer in form and substance mutually agreeable to Buyer and Seller pursuant to which Buyer or an Affiliate of Buyer shall procure from Seller certain hardware, software, and related services relating to, among other things, custom manufacturing and design services.
"Material Adverse Effect" means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or would reasonably be expected to be (whether or not such result, occurrence, fact, change, event or effect has, during the period or at any time in question, manifested itself in Seller's historical financial statements) materially adverse to (a) the Acquired Assets taken as a whole or (b) the ability of Seller to timely consummate the transactions contemplated by this Agreement, except to the extent that any such result, occurrence, fact, change, event or effect results or arises from one or more of the following: (i) the announcement of this Agreement or the pendency of the transactions contemplated hereby (including, without limitation, the loss of any employees, suppliers, or retailers), the taking of any actions required hereby or the failure to take any action prohibited hereby; (ii) changes in general economic or business conditions, or conditions generally affecting the industry in which the Business is operated; (iii) changes in any financial, banking or securities markets (including disruption thereof and any decline in the price of any security or market index); (iv) acts of terrorism, war or other military conflict, earthquake, fire, storm, flood or other acts of God; and (v) changes in Applicable Laws or GAAP.
"Patent License Agreement" means the Patent License Agreement substantially in the form of Exhibit C.
"Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.
"Personal Property" means the tangible and intangible personal property owned by Seller and used or held for use primarily in connection with the Business, specifically including, among other things: (a) the Kiosks; (b) all DVD inventory (inclusive of Blu-Ray but excluding all video game discs), including cases and RFID tags; and (c) the other assets listed on Schedule 1.1(vi), except the property listed on Schedule 1.1(vii).
"Purchased Intellectual Property" means all Intellectual Property set forth on Schedule 1.1(viii).
"Reseller Agreement" means the Reseller Agreement substantially in the form of Exhibit F hereto.
"Retailer Agreements" means all of the contracts with retailers listed on Schedule 1.1(ix).
"Schedules" means the Schedules attached hereto.
"Seller Indemnified Costs" means (a) any and all Seller Indemnified Representation Costs; and (b) any and all Seller Indemnified Taxes and any and all Damages incurred by any of the Seller Indemnified Parties arising out of any Seller Indemnified Taxes; and (c) any and all Damages incurred by any of the Seller Indemnified Parties arising out of Buyer's ownership, operation or use of any of the Acquired Assets or the Business after the Effective Time, but excluding from the Damages under this subsection (c) any and all Excluded Liabilities; and (d) any and all Damages incurred by any of the Seller Indemnified Parties arising out of any breach or default by Buyer of any of the covenants, obligations or agreements under this Agreement; and (e) any and all Damages incurred by any of the Seller Indemnified Parties arising out of any Assumed Contract following assumption thereof by Buyer (including following assignment thereof as provided in Section 4.14) or failure of Buyer to pay or perform the Assumed Liabilities, but excluding from the Damages under this subsection (e) any and all Excluded Liabilities.
"Seller Indemnified Parties" means Seller and each officer, director, employee, consultant, stockholder, and Affiliate of Seller.
"Seller Indemnified Representation Costs" means any and all Damages that any of the Seller Indemnified Parties incurs and that arise out of any breach or default by Buyer of any of the representations or warranties under this Agreement.
"Seller Indemnified Taxes" means any and all Taxes (a) imposed on Buyer or for which Buyer may otherwise be liable (except Taxes for which Seller is responsible pursuant to Section 4.7(c) or Section 4.7(d)), (b) for which Buyer is responsible pursuant to Section 4.7(c) or Section 4.7(d); or (c) arising out of the ownership, operation or use of any of the Acquired Assets or the Business after the Closing.
"Studio Contracts" means all Contracts between the Seller and any movie studio pursuant to which DVD inventory is licensed by the Seller.
"Tax" or "Taxes" means any taxes, assessments, fees, unclaimed property, property subject to escheat and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, business license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
"Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Transaction Documents" means this Agreement, each of the Exhibits, and all other documents to be executed by any of the parties to this Agreement in connection with the consummation of the transactions contemplated by this Agreement.
"Transition Services Agreement" means the Transition Services Agreement between Buyer and Seller substantially in the form of Exhibit E.
1.2    Additional Defined Terms. The following terms are defined in the section indicated:

Term	Section
Agreement	Introduction
Assigning Retailer Agreement	2.4
Assumed Liabilities	2.6
Break Fee	7.2
Business	Recital A
Buyer	Introduction
Buyer Deductible	8.6(b)
Buyer Exclusions	8.6(b)
Charter Documents	3.1(a)(ii)

Term	Section
Claim Notice	8.3(a)
Closing Date	6.1
Confidentiality Agreement	4.2
Consent to Assignment	2.4
Courts	9.15
Cure Period	7.1(b)(i)
Drop Dead Date	7.1(b)(iii)
Effective Time	6.1
Environmental Law	3.1(r)(v)(A)
Excluded Assets	2.2
Excluded Liabilities	2.5
Exclusions Cap	8.7(b)
Financial Statements	3.1(d)
Governmental Entity	3.1(c)(iii)
Hazardous Material	3.1(r)(v)(B)
Indemnification Claim	8.3(a)
Indemnifying Party	8.3(a)
Intellectual Property	3.1(j)(i)
IP Encumbrances	3.1(j)(iii)
Material	3.1(h)
Material Retailer	3.1(w)
Material Supplier	3.1(w)
Open Transactions	4.1
Owned Seller Software	3.1(j)(ii)
Patents	3.1(j)(i)
Permits	3.1(m)(ii)
Permitted Liens	3.1(e)
Purchase Price	2.3(a)
Purchased Software	3.1(j)(ii)
Regular Cap	8.7(a)
Right Acquirer	3.1(j)(iii)
Seller	Introduction
Seller Deductible	8.6(a)
Seller Exclusions	8.6(a)
third party action	8.3(a)
Third Party Licensed Software	3.1(j)(ii)
Trade Secrets	3.1(j)(viii)
Transfer Taxes	4.7(c)

1.3    References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this section," "this subsection," and words of similar import, refer only to the Sections, section or subsections hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise expressly requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
ARTICLE 2

SALE AND PURCHASE OF ASSETS
2.1    Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Buyer at Closing, and Buyer shall purchase at the Closing, all of the Acquired Assets, free and clear of any Liens or liabilities (except for the Permitted Liens and the Assumed Liabilities). The Acquired Assets to be assigned, transferred and delivered by Seller hereunder shall consist of the following (as well as such other assets specifically set forth in Schedule 2.1):
(a)    All Personal Property;
(b)    Subject to Section 4.14, all Assumed Contracts;
(c)    All refunds of Taxes that accrue to Seller for which Buyer is liable under this Agreement;
(d)    All Customer Data;
(e)    All of Seller's right, title and interest (as applicable) in and to the Purchased Intellectual Property, subject to the IP Encumbrances;
(f)    All of Seller's right, title and interest (as applicable) in and to Purchased Software; and
(g)    All books, surveys, data, documentation, manuals, reports, files, customer and vendor lists, studies, specifications and similar records, including financial, relating to (i) the Acquired Assets, (ii) the operation of the Business to the extent the Acquired Assets were used in such operations, and (iii) financial information relating exclusively to the operation of the Business (excluding any of the above relating solely to the Excluded Assets described in Section 2.2), including (A) executed copies of the Assumed Contracts, (B) all records, including financial, required by any Governmental Entity to be kept by the Business relating to the Acquired Assets (excluding income Taxes), subject to the right of Seller to copy and have such books and records made reasonably available to Seller for Tax and other legitimate organization purposes until 11:59 p.m. Central time on the date that is 60 months after the Closing Date or, if later, the date a claim with respect to which such records are relevant, and for which Seller is an Indemnifying Party or a Seller Indemnified Party, is finally resolved, or, in the case of records related to Taxes, the expiration of the applicable statute of limitations, (C) all domestic and international market and research reports and studies (including regarding pricing) relating to DVD rentals, any DVD rental kiosks or otherwise used or prepared in connection with the Business, including any reports relating to pilot studies conducted in Japan, and (D) all historical reports including data on Kiosk performance and forecasted performance with respect to Kiosks associated with the Business operated pursuant to the Retailer Agreements, but excluding privileged materials.
2.2    Excluded Assets. The "Excluded Assets" shall consist of (i) the following assets of Seller, and (ii) any other assets of Seller which are not specifically set forth in Schedule 2.1, all of which are specifically excluded from the definition of Acquired Assets:
(a)    Seller's books and records not included in Section 2.1(g) above, including Seller's corporate charter, taxpayer and other identification numbers, corporate seals, minute books (including materials distributed to directors), stock transfer books, blank stock certificates, tax records, personnel records, and all other books and records related to the Excluded Assets, Excluded Contracts, Excluded Liabilities or otherwise not related to the Business or the Acquired Assets; provided, however, copies of any such books and records shall be provided to Buyer for legitimate business purposes to the extent reasonably requested by Buyer to comply with the requirements of Governmental Entities or in connection with legal matters, provided appropriate confidentiality protections and use restrictions, reasonably satisfactory to both parties, shall be agreed to with respect to such copies;
(b)    All claims, rights, interests and proceeds with respect to Tax refunds for Taxes that accrue to Seller (excluding refunds of Taxes for which Buyer is liable under this Agreement) or for which Seller is liable prior to the Closing under this Agreement, or heretofore paid by Seller;
(c)    All deferred tax assets or tax attributes of Seller;
(d)    All Excluded Contracts;
(e)    All logos, trademarks, service marks, or other markings or Intellectual Property licensed by Seller pursuant to the Blockbuster License;
(f)    All DVD inventory (inclusive of Blu-Ray and videogame discs), including cases and RFID tags, that is not included in Personal Property;
(g)    Any and all Intellectual Property which is not Purchased Intellectual Property, including, but not limited to, all Licensed Intellectual Property;
(h)    All of Seller's right, title and interest (as applicable) in and to any and all software not included in the Purchased Software, including but not limited to the Owned Seller Software;
(i)    Seller's cash on hand and all other cash in any of Seller's bank or savings accounts,

and any other cash equivalents of Seller, relating to the Business or otherwise;
(j)    All furniture and office equipment of Seller used in or relating to the Business or otherwise, including, but not limited to, personal computers, cell phones and any other portable electronic devices;
(k)    All intercompany accounts and notes receivable;
(l)    All interests in the securities of any of Seller's subsidiaries or other Affiliates; and
(m)    The assets specifically identified on Schedule 2.2(m).
2.3    Purchase Price and Manufacturing and Services.
(a)    Purchase Price. The aggregate purchase price payable at Closing by Buyer to Seller in consideration for the sale of the Acquired Assets will be an amount equal to One Hundred Million U.S. Dollars ($100,000,000), as adjusted pursuant to Section 2.4 (the "Purchase Price"). In addition to the Purchase Price, as consideration for the sale, conveyance, assignment, transfer, and delivery of the Acquired Assets, Buyer shall assume the Assumed Liabilities.
(b)    Manufacturing and Services. In connection with and as an integral part of the transactions contemplated hereby, Buyer and Seller intend to enter into a mutually beneficial strategic arrangement, which could include the purchase of goods and services by Buyer or its Affiliates from Seller pursuant to the Manufacturing and Services Agreement. In order to induce Seller to enter into this Agreement, Buyer or its Affiliates shall pay to Seller during the five-year period immediately following the Closing Date at least twenty-five million U.S. Dollars ($25,000,000) in margin (as described on Schedule 2.3(b) hereto) over the five-year period for manufacturing and other services, including those amounts paid to the Seller pursuant to the Manufacturing and Services Agreement. To the extent manufacturing and other services equal to $25,000,000 in margin are not requested by Buyer or its Affiliates or not provided by Seller pursuant to the Manufacturing and Services Agreement or otherwise on mutually agreeable terms, Buyer will pay Seller at the end of the five-year period an amount of cash equal to the difference between $25,000,000 and the value in margin paid to the Seller over such five-year period.
2.4    Purchase Price Adjustment. If as of the Closing, Seller has not *** and *** to *** in *** to *** by *** of the *** to a *** listed on *** an ***, then the Purchase Price shall be adjusted *** to reflect any *** not *** as of the Closing as set forth on ***; provided, however, that Buyer may not require any *** to the *** as a condition *** of such ***.
2.5    Excluded Liabilities. Except as specifically set forth in Section 2.6, Buyer is not assuming any liability or obligation of Seller or otherwise arising in connection with the Acquired Assets or the Business, whether known, unknown, contingent or otherwise, including: (a) all liabilities and obligations for Indebtedness, (b) all liabilities and obligations arising under the Excluded Contracts, (c) all liabilities and obligations for Buyer Indemnified Taxes, (d) all liabilities and obligations related to bulk sale or transfer laws, (e) all liabilities, debts and obligations arising under any Contract for failure to obtain Consent with regard to the transactions contemplated under this Agreement, (f) all liabilities and obligations under or with respect to any Benefit Plan and any Contracts related thereto, (g) all employee-related liabilities in connection with the current or former executives, employees or consultants of Seller who provide or provided services to the Business, (h) Seller's transaction costs and expenses related to the transactions contemplated by this Agreement except any Taxes to be paid by the Buyer pursuant to Section 4.7(c) and (d) hereof, (i) all liabilities and obligations associated with payroll taxes, including FICA, and other federal or local employment Taxes, or other similar withholding or obligations imposed in connection with the operation of the Business, (j) all accounts payable relating to the Acquired Assets or the Business as of the Closing Date, (k) all intercompany liabilities and obligations relating to the Acquired Assets or the Business as of the Closing Date, (l) all accrued expenses relating to the Acquired Assets or the Business, and (m) all liabilities and obligations described on Schedule 2.5(m) (the "Excluded Liabilities").
2.6    Assumed Liabilities. As the sole exception to the provisions set forth in Section 2.5, effective as of the Effective Time (except as provided in and consistent with Section 4.14 hereof), Buyer hereby agrees to assume and become responsible for the following obligations and liabilities of Seller: (a) the liabilities and obligations arising after the Effective Time under the Assumed Contracts; provided, however, that Buyer shall not assume any such liabilities or obligations to the extent such liabilities and obligations result from a breach by Seller at or prior to the Effective Time of, or a default by Seller at or prior to the Effective Time under, an Assumed Contract, or which relate to liabilities and obligations of the Seller under an Assumed Contract which have accrued at or prior to the Effective Time but which are to be satisfied after the Effective Time, (b) the Taxes to be paid by Buyer pursuant to Section 4.7(c) and (d) hereof, and (c) the liabilities and obligations described on Schedule 2.6 (collectively, the "Assumed Liabilities").
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of Seller. Except as set forth in the Schedules delivered to Buyer by the Seller in connection herewith, Seller represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement). Such representations and warranties, unless specified otherwise herein, are made as of the date of this Agreement and as of the Closing Date.
(a)    Organizational Matters.
(i)    Organization, Standing and Power to Conduct Business. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; has the requisite power and authority to own, lease and operate the properties used in the Business and to carry on the Business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the ownership or leasing of the properties used in the Business makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or be in good standing (individually, or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.
(ii)    Charter Documents. Seller has made available to Buyer true and complete copies of its articles of incorporation and bylaws, in each case as amended to date and currently in effect (such instruments and documents, the "Charter Documents"). Seller is not in violation of any of the provisions of its Charter Documents.
(iii)    Subsidiaries. Except for the portions of the Business conducted by NCR Canada, Ltd., Seller does not operate the Business or own any of the Acquired Assets, or any portion thereof, through any other entity, including any wholly or partially owned subsidiary.
(b)    Authority and Due Execution.
(i)    Authority. Seller has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, and the consummation of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller or any of its Affiliates are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller or any of its Affiliates or to consummate the transactions contemplated hereby or thereby.
(ii)    Due Execution. This Agreement and each other Transaction Document to which Seller is a party has been, or upon execution and delivery will be, duly executed and delivered by Seller and, assuming due execution and delivery by Buyer and other parties hereto and thereto, constitutes, or upon execution and delivery will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (A) such enforcement may be subject to and limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and the application of general principles of equity, and (B) the remedy of specific performance and injunctive relief may be subject to and limited by equitable defenses and the discretion of the court before which any proceeding therefor may be brought.
(c)    Non Contravention and Consents.
(i)    Non Contravention. The execution and delivery of this Agreement and each other Transaction Document by Seller does not, and the performance of this Agreement and each other Transaction Document by Seller, including the consummation of the transactions contemplated hereby or thereby, will not, (A) conflict with or violate the Charter Documents of Seller, (B) conflict with or violate any Applicable Laws (excluding the HSR Act) or (C) except as set forth on Schedule 3.1(c)(i), result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the rights of Seller or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, modification, limitation, acceleration or cancellation of any Assumed Contract or other material arrangement relating to the Acquired Assets, or result in the creation of a Lien on any of the Acquired Assets.
(ii)    Contractual Consents. Except as set forth on Schedule 3.1(c)(ii), no Consent under any Assumed Contract is required to be obtained in connection with the execution, delivery or performance of this Agreement by Seller or the consummation of the transactions contemplated hereby or thereby, including the assignment and assumption of the Assumed Contracts.

(iii)    Governmental Consents. Except as set forth on Schedule 3.1(c)(iii), no Consent of any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority (a "Governmental Entity") is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Seller or the consummation of the transactions contemplated hereby or thereby.
(d)    Financial Statements. Seller has delivered to Buyer (i) Seller's financial statements (consisting of a balance sheet and statement of operations) for the Business for the years ended December 31, 2011 and 2010, which financial statements have been prepared as if the Business were a reporting business segment of Seller under the rules and regulations of the Securities and Exchange Commission and other applicable securities laws (the "Financial Statements"). The Financial Statements were prepared from the books and records of Seller and in accordance with GAAP (except as to the absence of statements of cash flows, footnotes and other disclosures specific to the Business as would be required under GAAP on a standalone basis, and, in the case of such interim financial statements, subject to normal year end adjustments) consistently applied for the periods presented and fairly present in all material respects the consolidated financial position, and results of operations of the Business as of the dates and for the periods indicated therein. Except as set forth on Schedule 3.1(d) or in the Financial Statements, there are no liabilities, contingent or otherwise, relating to the Acquired Assets, other than (x) liabilities incurred in the ordinary course of business subsequent to the date of Seller's most recent Financial Statements and (y) obligations under Assumed Contracts incurred in the ordinary course of business and not required under GAAP to be reflected in Seller's Financial Statements, which, in both cases, individually or in the aggregate, are not material to the Acquired Assets. Schedule 3.1(d) provides a description of all financial arrangements (including applicable amounts allocated or apportioned) relating to the provision of goods and services by Seller to the Business as of the dates and for the periods indicated in the Financial Statements.
(e)    Liens. All of the Acquired Assets are free and clear of all Liens, except Liens set forth on Schedule 3.1(e)(i). At the Closing, all of the Acquired Assets will be free and clear of all Liens, other than Liens set forth on Schedule 3.1(e)(ii) ("Permitted Liens").
(f)    Insurance. Seller has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the operations of the Business during such period. Each of such insurance policies is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect or will be replaced with a policy on substantially similar terms through the Closing Date. Seller, or to the Knowledge of Seller, any other Person, is not in breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of Seller, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under any such insurance policy. To the Knowledge of Seller, no party to any such insurance policy has repudiated any provision thereof.
(g)    Absence of Litigation. Except as set forth on Schedule 3.1(g), (i) there is no material claim, action, suit, inquiry, judicial, or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of Seller, threatened (in so far as it would have a Material Adverse Effect) against Seller arising from the operation of the Business or any of the Acquired Assets by or before any arbitrator or

Governmental Entity, nor (ii) to the Knowledge of Seller, are there any investigations (in so far as it would have a Material Adverse Effect) relating to Seller's operation of the Business or any of the Acquired Assets pending or threatened by or before any arbitrator or Governmental Entity. Except as set forth on Schedule 3.1(g), there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Entity or arbitrator outstanding against Seller and relating to the operation of the Business or any of the Acquired Assets, which would result in a Material Adverse Effect. There is no action, suit, inquiry or judicial or administrative proceeding pending or, to the Knowledge of Seller, threatened against Seller relating to the transactions contemplated by this Agreement. Schedule 3.1(g) also lists all litigation that Seller has pending or threatened against other parties that arises out of or relates to any Assumed Contract, the Assumed Liabilities, the Business or the Acquired Assets.
(h)    Taxes. Except as disclosed on Schedule 3.1(h): (i) all material Tax Returns required to be filed by Seller with respect to any of the Acquired Assets or the Business have been duly and timely filed with the appropriate Governmental Entity, (ii) all such Tax Returns were at the time they were filed true, correct and complete in all material respects and, to the Knowledge of Seller, such Tax Returns continue to be true, correct and complete in all material respects, (iii) all material Taxes owed by Seller with respect to any of the Acquired Assets or the Business that are or have become due have been timely paid in full, (iv) all material Tax collection, withholding and deposit requirements imposed with respect to any of the Acquired Assets or the Business have been satisfied in full in all material respects, (v) to the Knowledge of Seller, there are no Liens on any of the Acquired Assets or the Business that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there is no claim pending or, to the Knowledge of Seller, threatened by any Governmental Entity in connection with any such Tax, (vii) to the Knowledge of Seller, none of such Tax Returns are now under audit or examination by any Governmental Entity, and (viii) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any such Tax Return or the assessment or collection of any such Tax. For purposes of this Section 3.1(h) only, "material" means Tax liabilities in excess of Fifty Thousand U.S. dollars ($50,000) in the aggregate arising out of local, municipal, township or city Taxes or Tax returns.
(i)    Title to Assets; Condition of Assets.
(i)    Except as set forth on Schedule 3.1(i)(i), Seller has good and marketable title to, or a valid leasehold or license interest in, all of the Personal Property and none of such Personal Property is subject to any Lien, except Permitted Liens. Except as otherwise disclosed on Schedule 3.1(i)(i), each of the tangible assets included in the Personal Property, including the Kiosks, (A) is in good operating condition and repair (ordinary wear and tear excepted), and (B) is suitable for the purposes for which it is presently being used in connection with the Business.
(ii)    The Acquired Assets do not include any real property.
(iii)    With regard to the Business and its operations, Seller has exclusive ownership, free and clear of any Liens, or the valid right to use, all Customer Data, subject to the Customer Terms, if applicable, and Applicable Laws.
(j)    Intellectual Property.
(i)    Seller holds legally transferable rights in all Purchased Intellectual Property and licensable rights in all Licensed Intellectual Property. Seller has not exclusively licensed any

Purchased Intellectual Property or any Licensed Intellectual Property to any third party. As used in this Agreement, "Intellectual Property" means any or all of the following: (A) all patents and applications therefor, including all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and all equivalent or similar rights anywhere in the world in inventions and discoveries, together with industrial designs and any registrations and applications therefor, (collectively, "Patents"), (B) all Trade Secrets, (C) all copyrights, copyright registrations and applications therefor and all rights corresponding thereto throughout the world, including copyrights in source code and object code for software, (D) all trade names, logos, domain names, trademarks and service marks (including common law trademarks and service marks), and all registrations and applications for registration corresponding thereto throughout the world, and (E) all moral and economic rights of authors and inventors, however denominated, throughout the world.
(ii)    Schedule 3.1(j)(ii)-1 sets forth a true, correct and complete list of each of the following: (A) all computer programs owned by Seller that are used exclusively by the Business (the "Purchased Software"), (B) all computer programs licensed to Seller by any third party that are used exclusively by the Business and its operations to the extent such licenses are transferable to Buyer (the "Third Party Licensed Software"), and (C) all computer programs owned by Seller that are used by Seller in both the Business and Seller's other operations ("Owned Seller Software"). Except as set forth on Schedule 3.1(j)(ii)-2, Seller has good and marketable title to, and is in possession of the source code and object code for each computer program included in the Purchased Software. Seller has possession of the object code for each computer program included in the Third Party Licensed Software and the Owned Seller Software.
(iii)    Schedule 3.1(j)(iii) discloses all licenses, sublicenses and other similar agreements to which Seller is a party and which provide any Person ("Right Acquirer") a license, covenant not to assert or sue, and/or release with respect to, or other authorization to use, (A) any of the Patents or trademarks included in the Purchased Intellectual Property, or (B) any of the Purchased Software (collectively, "IP Encumbrances"). Except as would not otherwise have a material adverse effect on Buyer's rights with respect to the Purchased Intellectual Property or the Purchased Software, the IP Encumbrances are nontransferable (except, respectively, as applicable, to a Person who acquires all or substantially all of the equity or assets of the Right Acquirer or an Affiliate of the Right Acquirer, provided the scope of the Intellectual Property or software rights transferred are no broader than the scope of the Intellectual Property or software rights of the Right Acquirer at the time of transfer) and nonsublicensable (except, respectively, as applicable, to any of the Affiliates of the Right Acquirer or other third parties, in the case of such other third parties, solely for such other third parties to engage in activities on behalf of or for the Right Acquirer). To the Knowledge of Seller, no IP Encumbrance has been breached.
(iv)    Except as set forth in Schedule 3.1(j)(iv)-1, to the Knowledge of Seller, there is no infringement or misappropriation, nor any written allegation by Seller of infringement or misappropriation, of any Purchased Intellectual Property by any third party, including any employee or former employee of Seller. Except as set forth in Schedule 3.1(j)(iv)-2, to the Knowledge of Seller, there is no infringement or misappropriation, nor any written allegation of infringement or misappropriation, of Intellectual Property of any third party by Seller, including by any employee of Seller, directed to the Business as it is currently conducted.

(v)    Except as set forth in Schedule 3.1(j)(v), Seller is not, and as a result of the execution, delivery or performance of this Agreement or any other Transaction Document by Seller or the consummation of any transaction contemplated hereby or thereby will not be, in breach of any license, sublicense or other similar agreement that would prohibit Seller's right to transfer the Purchased Intellectual Property to Buyer.
(vi)    To the knowledge of Seller, the Purchased Intellectual Property is valid and subsisting. All maintenance fees and annuities due and payable on or before the date hereof for any Purchased Intellectual Property that is subject to a registration or application for registration in any jurisdiction have been timely paid.
(vii)    Seller has valid written assignments to the Purchased Intellectual Property, except with respect to the Purchased Intellectual Property that Seller obtained ownership of by operation of law. Seller has the right to assign the Purchased Intellectual Property to Buyer and the right to license the Licensed Intellectual Property to Buyer.
(viii)    Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets included in the Purchased Intellectual Property that are not otherwise protected by Patents or copyrights. For purposes of this Agreement, "Trade Secrets" means all forms and types of non-public financial, marketing, business, scientific, technical, economic, engineering or other information, including technology, know-how, inventions, algorithms, models and methodologies, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing if the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, the public, and rights to sue for misappropriation thereof.
(k)    Customer Terms. Schedule 3.1(k) lists all Customer Terms. The Customer Terms comply in all material respects with all Applicable Laws, and there are no other terms that apply to the receipt, retention or use of any Customer Data that are not listed on Schedule 3.1(k). Seller is not in conflict with or in default under or in violation of any Customer Terms in any material respect.
(l)    [Intentionally Omitted]
(m)    Compliance; Permits.
(i)    Compliance. (a) Seller is not in conflict with, or in default or in violation of, any Applicable Laws and (b) there is no agreement with, commitment to, judgment from, injunction by, or order or decree from, in each case, a Government Entity that is binding upon Seller and which, in either (a) or (b) above relates to any of the Acquired Assets or the Business and its operations and which could materially affect any of the Acquired Assets.
(ii)    Permits. Seller holds, to the extent required by Applicable Laws, all material franchises, permits, registrations, licenses, authorizations, variances, exemptions, orders and approvals from Governmental Entities ("Permits") with respect to the Business and its operations as currently conducted and the ownership of each of the Acquired Assets. Schedule 3.1(m)(ii) is a complete list of Permits held by Seller that relate to the Acquired Assets or the Business and its operations and Seller has not received notice that any suspension or cancellation of any such Permit is pending or threatened and is in compliance in all material respects with the terms of such Permits.
(n)    Brokers' and Finders' Fees. Except as set forth on Schedule 3.1(n), Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any other Transaction Document to which Seller is a party or any transaction contemplated hereby or thereby.
(o)    Restrictions on Business Activities. Except as set forth on Schedule 3.1(o), Seller has not entered into any agreement under which Seller is or Buyer or any of its subsidiaries after the Closing will be restricted from, operating the Acquired Assets in a manner consistent with Seller's past practice for the 12 months prior to the date of this Agreement or owning the Acquired Assets, in any geographic area, during any period of time or in any segment of any market.
(p)    Employees. Except as set forth on Schedule 3.1(p), as of the date of this Agreement, to the Knowledge of Seller, no executive, key employee or consultant or group of employees employed or retained by Seller who devote a substantial amount of their time in providing services to the Business has notified Seller of any plan or intention to terminate employment with or service to Seller.
(q)    Benefit Plans. Under no circumstances could Buyer incur any obligation or liability with respect to any Benefit Plan.
(r)    Environmental Matters.
(i)    With respect to the Acquired Assets and the operation of the Business, Seller is and has at all times been in compliance with all Environmental Laws (as defined in clause (v) of this Section), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the Knowledge of Seller, threatened) by any Person against Seller alleging any failure to operate the Acquired Assets in compliance with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials (as defined in clause (v) of this Section). With respect to the Acquired Assets and the operation of the Business, Seller has obtained, and is and has at all times been in compliance with all of the terms and conditions of, all permits, licenses and other authorizations that are required under any Environmental Law in connection with the operation of the Business and has at all times operated the Business in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law.
(ii)    To the Knowledge of Seller, no physical condition exists on or under any property leased or used in connection with the Acquired Assets that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to Person or property as a result of such physical condition.

(iii)    No Hazardous Materials have been used in the Business in violation of any Environmental Law.
(iv)    Seller has provided to Buyer true and complete copies of all internal and external environmental audits and studies in its possession or control relating to the Acquired Assets or the operation of the Business and all correspondence on substantial environmental matters relating to the Acquired Assets or the operation of the Business.
(v)    For purposes of this Agreement, the following terms will have the respective meanings indicated:
(A)    "Environmental Law" means any federal, state and local law, regulation, ordinance, code, rule, permit, decision, order or decree relating or pertaining to the public health and safety or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including (1) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended, (2) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, (3) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended, (4) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, (5) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, (6) the Emergency Planning and Community Right To Know Act, 15 U.S.C. § 2601 et seq., as amended, and (7) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.
(B)    "Hazardous Material" means (1) any hazardous waste, hazardous substance, toxic pollutant, hazardous air pollutant or hazardous chemical (as any of such terms may be defined under, or for the purpose of, any Environmental Law), (2) asbestos, (3) polychlorinated biphenyls, (4) petroleum or petroleum products, (5) underground storage tanks, whether empty, filled or partially filled with any substance, (6) any substance the presence of which on the property in question is prohibited under any Environmental Law or (7) any other substance that under any Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, recycling, treatment, transportation, recovery, removal, discharge or disposal. Notwithstanding the foregoing, any substance or chemical found in products used by Seller for office and janitorial purposes will not be deemed a Hazardous Material.
(s)    Assumed Contracts. All Assumed Contracts are in full force and effect. All Assumed Contracts are valid and enforceable, subject to exceptions set forth on Schedule 3.1(s), and not in material default, with no material payments or other obligations past due, and no circumstance exists that, with notice, the passage of time or both, would constitute a material default under any Assumed Contract by Seller or, to the Knowledge of Seller, by any other party thereto. Seller has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Assumed Contract that has not been fully remedied and withdrawn. Seller has provided Buyer with true and complete copies of all of the Assumed Contracts, except as listed on Schedule 3.1(s).
(t)    Assets. Except as set forth on Schedule 3.1(t), the Acquired Assets constitute all of the material assets, tangible and intangible, which to the Knowledge of the Seller are necessary to operate the Business in the manner operated by Seller in the ordinary course consistent with past practice for the 12-month period prior to the date of this Agreement. Except as set forth on Schedule 3.1(t), Seller has good and marketable title to all of the Acquired Assets with full power and authority to sell or assign its rights in and to the Acquired Assets to Buyer. At Closing, Seller will transfer to Buyer good and marketable title to all of Seller's rights, title and interest in and to the Acquired Assets, free and clear of any Liens at the time of transfer, other than Permitted Liens, and without any modification thereof.
(u)    Absence of Changes. Since June 30, 2011, there has not occurred, and Seller does not have Knowledge of, any Material Adverse Effect.
(v)    Product Warranties; Services. Except as set forth in the Assumed Contracts or on Schedule 3.1(v), (i) there are no warranties express or implied, written or oral, with respect to the products or services of the Business, and (ii) there are no pending or, to the Knowledge of Seller, threatened material claims with respect to any such warranty, and Seller has no material liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.
(w)    Retailers and Suppliers. To the Knowledge of Seller, there is no indication that any Material Retailer or Material Supplier intends to terminate or modify its relationship with Seller. As of the date hereof, Seller has not received written notice that any Material Retailer or Material Supplier intends to terminate or modify its relationship with Seller. No Material Retailer or Material Supplier has during the 12 months preceding the date hereof decreased or limited materially, or threatened to decrease or limit materially its relationship with Seller. A "Material Retailer" is a retailer that has entered into a Retailer Agreement. A "Material Supplier" is a supplier of Seller who accounted for Two Percent (2%) or more of the expenses of the Business (as such expenses are accounted for in the Financial Statements) during the 12-month period ended on the date of this Agreement, except for those listed on Schedule 3.1(w) hereto.
(x)    No Other Representations and Warranties. Except for the representations and warranties set forth in this Section 3.1 (including the related portions of the Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation and warranty as to the accuracy or completeness of any information regarding the Business furnished or made available to Buyer and its representatives and any information, documents or material made available to Buyer as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.
3.2    Representations and Warranties of Buyer. Except as set forth in the Schedules delivered to Seller by the Buyer in connection herewith, Buyer represents and warrants to Seller as follows (with the understanding that Seller is relying on such representations and warranties in entering into and performing this Agreement). Such representations and warranties, unless specified otherwise herein, are made as of the date of this Agreement and as of the Closing Date.
(a)    Organization, Standing and Power. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)    Authority. Buyer has all requisite limited liability company power and authority to enter into this Agreement and any other Transaction Documents to which Buyer is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly authorized by all necessary limited liability company action on the part of Buyer and no other limited liability company or other proceedings on the part of Buyer or any of its Affiliates are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer or any of its Affiliates or to consummate the transactions contemplated hereby or thereby. The Transaction Documents to which Buyer is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of Buyer enforceable against it in accordance with their respective terms.
(c)    Non Contravention and Consents.
(i)    Non Contravention. The execution and delivery of this Agreement and each other Transaction Document by Buyer does not, and the performance of this Agreement and each other Transaction Document by Buyer will not, (A) conflict with or violate Buyer's certificate of formation or limited liability company agreement, as amended, or (B) conflict with or violate any Applicable Laws (excluding the HSR Act) or (C) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Buyer under, any obligation to which Buyer is a party or by which Buyer may be bound.
(ii)    Contractual Consents. Except as set forth on Schedule 3.2(c)(ii), no Consent under any agreement to which Buyer is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Buyer or the consummation of the transactions contemplated hereby or thereby.
(iii)    Governmental Consents. Except as set forth on Schedule 3.2(c)(iii), no Consent of any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer or the consummation of the transactions contemplated hereby or thereby.
(d)    Litigation. There is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of Buyer, threatened against Buyer relating to the transactions contemplated by this Agreement or any other Transaction Document to which Buyer is a party.
(e)    Brokers' and Finders' Fees. Except as set forth on Schedule 3.2(e), Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any other Transaction Document to which Buyer is a party or any transaction contemplated hereby or thereby.
(f)    Sufficiency of Funds. Buyer has, and will have available to it upon the Closing, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and to consummate the transactions contemplated by this Agreement.

ARTICLE 4
COVENANTS
4.1    Conduct of Business. Except as contemplated or permitted by this Agreement (including as set forth in Schedule 4.1), from the date of this Agreement until the Closing, Seller shall not, without Buyer's consent (such consent not to be unreasonably withheld, conditioned or delayed):
(a)    fail to use its commercially reasonable best efforts to preserve in such condition as used in the ordinary course of business for the 12-month period prior to the date hereof, the Acquired Assets, including the Business to the extent conducted under the Assumed Contracts;
(b)    fail to use its commercially reasonable best efforts to maintain the tangible Acquired Assets in at least the same condition and state of repair as such tangible Acquired Assets are in on the date hereof, except for ordinary wear and tear and damage by casualty governed by Section 4.6, or fail to repair, maintain, or replace any of the tangible Acquired Assets consisting of equipment in accordance with the normal standards of maintenance applicable in the industry;
(c)    (i) materially amend (other than extending or renewing (including allowing for auto-renewals) for a term not more than one year, without otherwise materially amending terms or conditions) or terminate (other than as a result of a material breach by the counterparty) any Assumed Contract (provided, that Seller shall be permitted to remove non-performing Kiosks as provided in and pursuant to any Contract), or (ii) default in any material respect (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a material default) under any Assumed Contract;
(d)    merge or consolidate with or into any other legal entity, dissolve, or liquidate, if such action would in any way materially and adversely affect the Acquired Assets or the Business or its operations or the consummation of the transactions contemplated thereby;
(e)    acquire (including by merger, consolidation, or the acquisition of any equity interest or assets) or sell (whether by merger, consolidation, or the sale of an equity interest or assets), lease, or dispose of any Acquired Assets except in the ordinary course of business consistent with past practice or, even if in the ordinary course of business and consistent with past practices, whether in one or more transactions, in no event involving an Acquired Asset or Acquired Assets having an aggregate fair market value in excess of $100,000, provided, however, that nothing in this Agreement shall prohibit Seller from performing its contractual obligations under the Master Agreement between Zulia Pty Ltd. and NCR Australia Pty Ltd. dated July 28, 2011, and the agreements and purchase orders incorporated therein;
(f)    mortgage, pledge, or subject to any material Lien, other than a Permitted Lien, any of the Acquired Assets;
(g)    except as required by GAAP, Applicable Laws, or circumstances which did not exist as of December 31, 2011, change any of the material accounting principles or practices used by it with respect to the Business;
(h)    fail to meet the contractual obligations relating to the Acquired Assets in all material respects and perform and pay its obligations with respect to the Acquired Assets as they mature in the ordinary course of business consistent with past practice in all material respects;
(i)    fail to (i) pay any maintenance fees or annuities due and payable at or prior to the Effective Time for the Purchased Intellectual Property that is subject to a registration or application for registration in any jurisdiction, (ii) make any required governmental filings required at or prior to the Effective Time to continue the Purchased Intellectual Property that is subject to a registration, and (iii) continue, until the Effective Time, to prosecute (including in conjunction with any patent application appeals, as applicable) and maintain, in both cases, consistent with Seller's ordinary course of business and industry standard practices, all material pending patent, copyright and trademark applications included in the Purchased Intellectual Property in all jurisdictions in which such applications are pending;
(j)    fail to promptly advise Buyer in writing of any material adverse change in the Acquired Assets or the Business to the extent conducted under the Assumed Contracts; or
(k)    agree to or make any commitment, orally or in writing, to take any actions listed in (a)-(j) above or otherwise prohibited by this Agreement or any other Transaction Document.
4.2    Inspection of Acquired Assets and Business. Seller agrees that from and after the date hereof, Buyer and its agents will be afforded reasonable opportunity in light of the transactions contemplated by this Agreement, following reasonable written notice to Seller and during normal business hours, to inspect the Acquired Assets, as well as the books and records and other items and personnel that relate to the Acquired Assets and the operations of the Business with respect to the Acquired Assets, as permitted by Applicable Laws, but excluding all privileged materials and information. Seller agrees to promptly deliver or otherwise promptly provide to Buyer all documents and information reasonably requested by Buyer for the confirmation and verification by Buyer of the financial and other information made available to Buyer, and for the review of other financial and other information relating to the transactions contemplated by this Agreement, including the purchase of the Acquired Assets, and the operations of the Business with respect to the Acquired Assets by Seller. Prior to the Closing, without the prior written consent of Seller, Buyer shall not contact any suppliers to, or employees or customers of the Business with respect to the transactions contemplated by this Agreement. Requests by Buyer for access and information pursuant to this Section 4.2 shall be submitted or directed exclusively to John Schweikert, Director, Business Development, or such individuals as Seller may designate from time to time, any such individual to provide prompt access and information to Buyer; provided, however, there shall at all times be at least one individual designated by Seller to provide such access and information. Prior to the Closing, the parties shall, and shall cause their respective agents to, abide by the terms of the Non-Disclosure Agreement dated June 7, 2011 (the "Confidentiality Agreement"), with respect to any access or information provided pursuant to this Section 4.2.
4.3    Compliance With Laws. Prior to the Closing, Seller shall cause the Acquired Assets to be operated in compliance in all material respects with all Applicable Laws. If Seller (or its counsel) receives an administrative or other order or notification relating to any material violation or claimed material violation of the Applicable Laws relating to the Acquired Assets or the operation of the Business with respect to Acquired Assets, Seller shall promptly notify Buyer in writing and use its reasonable best efforts to take such steps as may be necessary to cure such violation or contest such claimed violation in good faith.
4.4    Notification of Certain Matters. Each party hereto shall give prompt written notice to the other party of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date; (b) the failure of such party, or any officer, director, employee, or agent of such party, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder; and (c) with respect to Seller, the occurrence of any threat made to Seller by any Material Retailer or Material Supplier to terminate or materially and adversely modify, as the case may be, its relationship with Seller. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.
4.5    Further Actions – Consents, Contracts, HSR Filings, etc.
(a)    Upon the terms and subject to the conditions of this Agreement and the related documents, each of the parties hereto shall use commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary under Applicable Laws to consummate and make effective the transactions contemplated hereby, including using commercially reasonable best efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Entity and parties to Contracts in connection with the Acquired Assets or the Business, including each Assumed Contract, as are necessary for the consummation of the transactions contemplated hereby. After the Closing, Seller, at the request of Buyer, but without any further cost or expense to Seller (unless otherwise required by this Agreement), shall execute and deliver such other certificates, agreements, conveyances, and other documents and take any further reasonable actions necessary or desirable to carry out the purposes of this Agreement and will cooperate with Buyer, at Buyer's expense, as reasonably requested in connection therewith.
(b)    In furtherance and not in limitation of the foregoing, each of the parties agrees to use its commercially reasonable best efforts to file, and to cause each of its Affiliates to file in conjunction with such party, all applications, requests, notices and other filings with any applicable Governmental Entity whose approval is required in connection with the consummation of the transactions contemplated hereby, including (as applicable) Notification and Report Forms under the HSR Act as promptly as practicable following the date of this Agreement and as agreed to by the parties, but in no event later than 30 days after the date hereof (unless otherwise agreed to by the parties hereto). Buyer and Seller agree, and shall cause each of their respective Affiliates, as applicable, to cooperate and to use their respective commercially reasonable best efforts to obtain any governmental consent required for the Closing (including through compliance with the HSR Act, and all other Applicable Laws, to respond to any governmental requests for information). Each party shall furnish to the other party such necessary information and assistance as the other party may reasonably request, and which is permitted by Applicable Laws, in connection with the preparation of any necessary filings or submissions by it to any Governmental Entity in order to obtain the governmental authorizations and consents referred to in this Section 4.5(b). As reasonably practicable, each party shall provide the other (or any advisors identified by such party), with a copy of the economist's "white paper" or any similar presentation relating to the transactions contemplated by this Agreement (with such deletions as may be necessary to protect competitive-sensitive information) prior to submitting any such document to any Governmental Entity or other Person in relation to obtaining any consent, approval or action.
(c)    The parties agree to use commercially reasonable best efforts to avoid or eliminate each and every impediment under the HSR Act or foreign competition laws to enable the transactions contemplated hereby to be consummated as expeditiously as possible, including pursuing substantial compliance with any second request made under the HSR Act.
(d)    For purposes of Section 4.5(a)-(c), "commercially reasonable best efforts" shall not require (i) (A) Buyer or any Affiliate of Buyer to hold separate, sell, divest or dispose of any portion of its business, any product line or any portion of its assets or otherwise change or restrict the activities of Buyer or any Affiliate of Buyer, or (B) other than in connection with pursuing substantial compliance with any second request made under the HSR Act, expend any material funds or incur any other material burden or (ii) Buyer or any Affiliate of Buyer or Seller or any Affiliate of Seller (x) to take action if this Agreement or the transactions contemplated by this Agreement are challenged by a Governmental Entity with regard to clearance under the HSR Act or foreign competition laws or (y) to take part in litigation in order to obtain clearance under the HSR Act or foreign competition laws.
4.6    Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Acquired Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing. In the event of any such loss, damage, impairment, confiscation, or condemnation, whether or not covered by insurance, Seller shall promptly notify Buyer of such loss, damage, impairment, confiscation, or condemnation, which notice shall provide an estimate of the costs to repair, restore or replace such Acquired Assets and shall state whether Seller intends to repair, restore or replace such assets.
4.7    Tax Covenants.
(a)    [Intentionally Omitted].
(b)    Purchase Price Allocation. Buyer shall allocate the Purchase Price and the Assumed Liabilities among the Acquired Assets in a manner consistent with Buyer's allocation for financial statement reporting purposes and consistent with the Code §1060 asset classes identified in Schedule 4.7(c). Buyer shall deliver such allocation to Seller within 90 days after the Closing Date. After the Closing, Buyer and Seller shall make consistent use of such allocation for all Tax purposes and in all Tax returns and reports that each of them may file with respect to their respective businesses, as well as in any other filings, declarations, and reports with Governmental Entities for tax reporting and collection in respect thereof. Neither Buyer nor Seller shall take or cause to be taken any position or other action inconsistent with the allocation determined pursuant to this Section 4.7(b) for any Tax reporting purpose, upon examination of any Tax Return, in any refund claim, or in any litigation, investigation or otherwise, unless otherwise required by a "determination" (within the meaning of Section 1313(a) of the Code or any similar provision of other Applicable Laws).
(c)    Payment of Transfer Taxes. Each of Buyer and Seller shall be responsible for and timely pay (without adjustment to the Purchase Price) one-half of any sales, use, goods and services, value added, gross receipts, or transfer, conveyance, excise Taxes, documentary charges, recording fees, stamps or other similar Taxes, charges, or fees (collectively, the "Transfer Taxes") arising from or in connection with the transactions contemplated by this Agreement; provided, however, that Seller's maximum liability for Transfer Taxes under this Section 4.7(c) shall be limited to Fifty Percent (50%) of the amount of Transfer Taxes imposed on the purchase and sale of the Kiosks assuming a sales price equal to the amount allocated to such Kiosks under Item 5 of Schedule 4.7(c) without regard to any change in Purchase Price under this Agreement. Each party agrees to execute any and all documents and to take such other action as may be necessary to structure the transaction of this Agreement as exempts from Transfer Taxes and to obtain relevant tax exemption certificates and to provide copies of such certificates to the other party.
(d)    Ad Valorem Taxes. All ad valorem and property Taxes (other than Transfer Taxes, if any, arising from or in connection with the transactions contemplated by this Agreement) relating to the Acquired Assets shall be prorated on the basis of the number of days of the relevant tax year or period which have elapsed through the Closing Date, determined without reference to any change of ownership occasioned by the consummation of the transactions contemplated hereby. Seller shall be responsible for and shall timely pay that portion of such amounts relating to the period prior to and through the Closing Date and Buyer shall be responsible for and shall timely pay that portion of such amounts relating to the period after the Closing Date.
(e)    Tax Refunds. Any Tax refund (including any interest paid with respect thereto) that is an Excluded Asset, if received by Buyer, shall be paid over promptly to Seller. Any Tax refund (including any interest paid with respect thereto) that is an Acquired Asset, if received by Seller, shall be paid over promptly to Buyer.
(f)    Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Buyer and Seller further agree, upon request, to use commercially reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer or Seller (including with respect to the transactions contemplated hereby).
4.8    Bulk Transfer Laws. Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Acquired Assets to Buyer.
4.9    Financial Statements. Seller will provide reasonable access, support, information and assistance to Buyer prior to and for a period of 24 months after Closing in connection with Buyer's preparation of consolidated financial statements and other financial information as reasonably requested by Buyer, including for purposes of complying with the requirements of the Securities and Exchange Commission and applicable law.
4.10    Payments Received after Closing. With respect to all Kiosks operated by Seller, to the extent any inventory has been rented but not returned on or prior to the Closing Date ("Open Transactions"), the cash collected from and the liabilities relating to any such Open Transaction shall be that of the Seller. With respect to Kiosks operated pursuant to a Retailer Agreement which has been assigned to Buyer, the Seller shall deliver a letter of direction to its payment processor which shall direct payment to be made to Buyer for all transactions occurring on such Kiosks after the Closing Date.
4.11    COBRA. Seller will be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A‑4(a)) with respect to the transactions contemplated by this Agreement.
4.12    Trade Secrets. Seller acknowledges and agrees that the Trade Secrets included in the Purchased Intellectual Property will be the property of Buyer from and after the Closing. Accordingly,

Seller agrees that, for a period of two (2) years following the Closing Date, it will not (a) disclose to any Person, either directly or indirectly, any such Trade Secrets; or (b) use for its own account or use, cause, facilitate or allow any third party to use such Trade Secrets in any way; provided, however, nothing contained herein shall (i) prohibit the disclosure or use of such Trade Secrets by Seller pursuant to and in accordance with the Grant Back Intellectual Property License Agreement, Grant Back Software License Agreement, the Reseller Agreement, the provision of services under the Transition Services Agreement, or as otherwise necessary to address any issues, matters or items associated with activities of the Business which occurred prior to the Closing, as long as any disclosure of any such Trade Secrets to any third party requires such third party to keep such Trade Secrets confidential or as necessary in connection with any claim under Article 8; or (ii) at any time permit the disclosure of any source code for the Purchased Software except to an Affiliate or third party contractor who has a need to know such source code and under continuing terms of confidentiality.
4.13    Removal of Branding and Inventory. Prior to the Closing Date, Seller shall (a) replace or remove the current “Blockbuster Express” branding on any of the Acquired Assets pursuant to the terms and specifications set forth on Schedule 4.13 and shall be responsible for all costs related thereto and (b) remove all DVD inventory in the Kiosks that is not included in Personal Property.
4.14    *** and *** of ***.
(a)    During the period from the date hereof to the Closing Date, Seller shall *** its *** to *** necessary to *** to ***; provided, however, Seller shall not *** or *** or *** thereof in *** such ***.
(b)    With respect to all ***, notwithstanding anything in this Agreement to the contrary, this Agreement shall not *** an *** to *** any *** or any *** or *** or any *** or *** or resulting therefrom if an *** or *** , without the *** of a ***, would constitute a *** or ***. If a *** is not *** prior to Closing, Seller and Buyer will use their *** to the extent such *** permits, for a period of *** after the Closing Date (or until ***), to *** Buyer ***; provided, however, Buyer shall not be required to *** any such *** if such *** has been *** or *** in *** and Buyer shall not be required to *** any *** or *** to any *** in *** such *** other than those specifically *** in such *** (assuming no *** or ***). During such *** period with regard to any such *** for which *** is *** and has not ***, the *** and *** relating to such *** shall *** and *** thereunder shall be *** pursuant to the ***. Following such *** period, any *** that has not *** in accordance with *** shall (i) *** be an *** and (ii) be the ***, and *** shall have no ***, except as otherwise provided ***.
ARTICLE 5
CONDITIONS PRECEDENT
5.1    Conditions to Each Party's Obligation. The respective obligations of Buyer and Seller to effect the transactions contemplated hereby are subject to the satisfaction prior to the Effective Time of the following conditions:
(a)    Consents and Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have been filed, occurred, been terminated, or been obtained.
(b)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.
(c)    No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.
5.2    Conditions to Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:
(a)    Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement (i) shall be true and correct in all material respects as of the date of this Agreement (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects), and (ii) shall be true and correct as of the Closing Date, except where the failure of any of the representations or warranties (individually or in the aggregate) to be true and correct as of the Closing Date would not constitute a Material Adverse Effect.
(b)    Covenants, Agreements, Conditions and Obligations. Seller shall have performed, satisfied and complied in all material respects with all covenants, agreements, conditions, and obligations required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date.
(c)    Material Adverse Effect. No events or conditions shall have occurred since the date hereof which, individually or in the aggregate, constitute a Material Adverse Effect.
(d)    Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Seller pursuant to Section 6.2(b) shall have been delivered.
5.3    Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Seller.
(a)    Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement (i) shall be true and correct in all material respects as of the date of this Agreement (except for such representations and warranties that are qualified by their terms by a reference to materiality or Buyer Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects), and (ii) shall be true and correct as of the Closing Date, except where the failure of any of the representations or warranties (individually or in the aggregate) to be true and correct as of the Closing Date would not constitute a Buyer Material Adverse Effect.
(b)    Covenants, Agreements, Conditions and Obligations. Buyer shall have performed,

satisfied and complied in all material respects with all covenants, agreements, conditions, and obligations required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date.
(c)    Closing Deliveries. All documents and instruments required to be delivered by Buyer pursuant to Section 6.2(a) shall have been delivered.
ARTICLE 6
CLOSING
6.1    Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE 5, the Closing will take place at the offices of Perkins Coie LLP in Seattle, Washington, at 10:00 a.m., Pacific time, within three (3) business days after the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby shall have occurred (other than with respect to actions to be taken at the Closing), or at such other place and time as Buyer and Seller may mutually agree (the "Closing Date", and the time at which such closing occurs is referred to herein as the "Effective Time").
6.2    Actions to Occur at Closing.
(a)    At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(i)    Purchase Price Payment. The Purchase Price by wire transfer of immediately available funds;
(ii)    Assumption Agreement. A counterpart of the Assumption Agreement executed by Buyer;
(iii)    Transition Services Agreement. A counterpart of the Transition Services Agreement executed by Buyer;
(iv)    Grant Back Intellectual Property License Agreement. A counterpart of the Grant Back Intellectual Property License Agreement executed by Buyer;
(v)    Closing Certificate. A certificate in a form reasonably satisfactory to Seller signed by an authorized officer of Buyer certifying Buyer's compliance with the conditions set forth in Sections 5.3(a) and 5.3(b);
(vi)    Secretary's Certificate. A certificate, dated as of the Closing Date, signed by the secretary or an assistant secretary of Buyer certifying as to (a) the articles of incorporation and bylaws of Buyer, (b) the incumbency of the officers executing this Agreement and the Transaction Documents, and (c) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents;
(vii)    Patent License Agreement. A counterpart of the Patent License Agreement executed by Buyer;

(viii)    Grant Back Software License Agreement. A counterpart of the Grant Back Software License Agreement executed by Buyer;
(ix)    Reseller Agreement. A counterpart of the Reseller Agreement executed by Buyer; and
(x)    Other Documents. Other documents reasonably requested by Seller to consummate the intent of this Agreement and the Transactions contemplated hereby.
(b)    At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(i)    Certificates. A certificate in a form reasonably satisfactory to Buyer signed by an authorized officer of Seller certifying Seller's compliance with the conditions set forth in Sections 5.2(a) and 5.2(b);
(ii)    Assumption Agreement. A counterpart of the Assumption Agreement executed by Seller;
(iii)    Bill of Sale. The Bill of Sale executed by Seller, together with any other assignments and other transfer documents as requested by Buyer;
(iv)    Transition Services Agreement. A counterpart of the Transition Services Agreement executed by Seller;
(v)    Grant Back Intellectual Property License Agreement. A counterpart of the Grant Back Intellectual Property License Agreement executed by Seller;
(vi)    Instruments of Sale. Such other bills of sale, assignments and other instruments of sale as shall be required to vest in Buyer good title to the Acquired Assets, free and clear of all Liens, other than Permitted Liens;
(vii)    Contracts, Business Records, etc. All copies and, to the extent they are in the possession of Seller, all originals, of the Assumed Contracts, Customer Data, and all other records and documents described in Section 2.1(g);
(viii)    Secretary's Certificate. A certificate, dated as of the Closing Date, signed by the secretary or an assistant secretary of Seller certifying as to (A) the articles of incorporation and bylaws of Seller, (B) the incumbency of the officers executing this Agreement and the Transaction Documents, and (C) the resolutions of the board of directors of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the Transaction Documents;
(ix)    Patent License Agreement. A counterpart of the Patent License Agreement executed by Seller;
(x)    Intellectual Property Files. (A) All certificates of registration for the Purchased Intellectual Property, and (B) all primary prosecution history files and any other files directed to prosecution (including prosecution of patent) application appeals) for any Patents and trademarks included in Purchased Intellectual Property, in both cases, as they exist as of the Closing Date and are in Seller's possession or under Seller's control, but excluding any privileged materials;
(xi)    Grant Back Software License Agreement. A counterpart of the Grant Back Software License Agreement executed by Seller;
(xii)    Reseller Agreement. A counterpart of the Reseller Agreement executed by Seller; and
(xiii)    Other Documents. Other documents reasonably requested by Buyer to consummate the intent of this Agreement and the transactions contemplated hereby, including the letter of direction to Seller's payment processor as contemplated by Section 4.10 hereof.
ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
7.1    Termination. This Agreement may be terminated prior to the Closing:
(a)    by mutual consent of Buyer and Seller;
(b)    by Seller, on the one hand, or Buyer, on the other hand:
(i)    in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement that (A) would give rise to the failure of a condition set forth in ARTICLE 5, as applicable, and (B) cannot be or has not been cured within twenty (20) days (the "Cure Period") following receipt by the breaching party of written notice of such breach;
(ii)    if (A) senior agency staff of the Federal Trade Commission or the Department of Justice have informed the Buyer and Seller of such agency's decision to oppose the transactions contemplated by this Agreement with regard to clearance under the HSR Act (provided, however, with regard to the Federal Trade Commission, such decision shall not require a vote of the Federal Trade Commission on such clearance), or (B) a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement or any other Transaction Document; or
(iii)    if the Closing shall not have occurred by August 31, 2012 (the "Drop Dead Date"); provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.
(c)    by Seller in the event of a breach by Buyer of Section 4.5(b) or (c) that (A) would give rise to the failure of a condition set forth in ARTICLE 5, as applicable, and (B) cannot be or has not been cured during the Cure Period.
The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, no party that is in material breach of this Agreement shall be entitled to terminate this Agreement under (b)(i) or (ii) above except with the consent of the other party.
7.2    Effect of Termination. In the event of a termination of this Agreement by either Seller or Buyer as provided above, there shall be no liability on the part of either Buyer or Seller, except for liability arising out of a breach of this Agreement. ARTICLES 1, 8, and 9, Section 4.6 and this ARTICLE 7 shall survive the termination of this Agreement. In the event of a termination of this Agreement, each of the parties hereto shall be responsible for its own expenses and those of its advisors, and no party hereto, nor any of their Affiliates, shall be responsible to the other parties, or any of their Affiliates, for any expenses relating to this Agreement or any other Transaction Document as the transaction contemplated thereby. If (A) Seller or Buyer terminates this Agreement under Section 7.1(b)(ii) (and Seller is not in material breach of this Agreement immediately prior to such termination), (B) Seller or Buyer terminates this Agreement under Section 7.1(b)(iii) and any of the conditions set forth in Section 5.1(a), (b) or (c) have not been satisfied by the Drop Dead Date solely because the waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act and foreign competition laws shall not have expired or been earlier terminated (and Seller is not in material breach of this Agreement immediately prior to such termination) or (C) Seller terminates this Agreement under Section 7.1(c) (and Seller is not in material breach of this Agreement immediately prior to such termination), Buyer shall pay Seller $10,000,000 (the "Break Fee") within five (5) days of such termination. Notwithstanding anything to the contrary in this Agreement, the Break Fee shall, if paid to Seller, be the sole and exclusive remedy of Seller against Buyer and its former, current or future stockholders, managers, members, directors, officers, Affiliates or agents for any Damages suffered as a result of a breach or termination of or otherwise under this Agreement, and upon payment of the Break Fee, neither Buyer nor its former, current or future stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation to Seller or any of their respective stockholders, managers, members, directors, officers, Affiliates or agents arising under this Agreement; provided, however, receipt of the Break Fee by Seller shall not diminish any rights or obligations of any party under any other agreement between the parties including the Confidentiality Agreement, the Transition Services Agreement and the Manufacturing and Services Agreement. If Buyer shall fail to timely pay the Break Fee pursuant to and in accordance with the terms hereof, and, in order to obtain such payment, Seller makes a claim that results in a judgment against Buyer, Buyer shall promptly reimburse Seller for its reasonable costs and expenses (including its reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on the Break Fee at the prime rate of Wells Fargo Bank, N.A. in effect on the date such payment was required to be made.
ARTICLE 8
INDEMNIFICATION
8.1    Indemnification of Buyer. Subject to the provisions of this ARTICLE 8, Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified

Costs.
8.2    Indemnification of Seller. Subject to the provisions of this ARTICLE 8, Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.
8.3    Procedure for Indemnification.
(a)    An Indemnified Party shall give written notice (a "Claim Notice") to any entity or Person who is obligated to provide indemnification (an "Indemnifying Party") for any claim under this ARTICLE 8 (an "Indemnification Claim"), reasonably promptly, but in any event (A) prior to expiration of any applicable survival period set forth in Section 9.1, and (B) if such Indemnification Claim relates to the assertion against an Indemnified Party of any claim by a third party (a "third party action"), within forty-five (45) days after receipt by the Indemnified Party of written notice of a legal process relating to such third party action; provided, however, that the failure to so notify the Indemnifying Party within such time period shall not relieve the Indemnifying Party of any obligation or liability to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to resolve such Indemnification Claim is materially and adversely affected thereby. An Indemnified Party shall not submit a Claim Notice unless it certifies in writing that it believes in good faith that it is entitled to be indemnified with respect to the Damages specified in such Claim Notice.
(b)    Unless the Indemnifying Party contests the Indemnification Claim in a writing given to the Indemnified Party within thirty (30) days after receipt of a Claim Notice and describing in reasonable detail the basis for contesting the Indemnification Claim, the Indemnified Party shall, subject to the other terms of this ARTICLE 8, be paid the amount of Damages related to such Indemnification Claim or the uncontested portion thereof. An Indemnifying Party shall not contest any Indemnification Claim (or any portion thereof) unless it certifies in writing that it believes in good faith that the Indemnified Party is not entitled to be indemnified with respect to the Damages specified in such claim. Any disputed Indemnification Claim shall be resolved either (i) in a written agreement signed by Buyer and Seller or (ii) by the final decision of a court or other trier of fact.
8.4    Third Party Action. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third party action on such terms as it deems appropriate; provided, however, that:
(a)    The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third party action (provided, however, that the Indemnifying Party shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in a writing making express reference to this subsection and signed by such Indemnifying Party in connection with the defense of such third party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third party action, (iii) the Indemnified Party shall have reasonably concluded that there are defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party's counsel shall in good faith have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that would make it reasonable to determine that it is inappropriate under applicable standards of professional conduct to have common counsel);

(b)    The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment would have an adverse effect on its business;
(c)    No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action;
(d)    The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third party action: (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time, (ii) to the extent the third party action seeks an injunction, or other equitable relief against the Indemnified Party, or (iii) if the Indemnifying Party does not irrevocably agree in writing that no damages arising out of or related to such claim or demand are obligations of the Indemnified Party pursuant hereto and that any damages arising out of or related to such claim or demand are within the scope of and may be subject to indemnification hereunder, subject to the indemnification limitations set forth in Section 8.6 or 8.7; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party; and
(e)    The parties hereto shall extend reasonable cooperation in connection with the defense of any third party action pursuant to this ARTICLE 8 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested, subject in all instances to appropriate agreements respecting confidentiality and use, such as, but not limited to, protective orders, as is reasonable under the circumstances.
8.5    [Intentionally Omitted].
8.6    Minimum Loss Requirement.
(a)    Seller will not be obligated to indemnify a Buyer Indemnified Party pursuant to this ARTICLE 8 for Buyer Indemnified Representation Costs, unless and until the Buyer Indemnified Parties' aggregate Buyer Indemnified Representation Costs exceed $500,000 (the "Seller Deductible"), in which event Seller will be obligated to indemnify the Buyer Indemnified Parties as and to the extent provided in this ARTICLE 8 for all Buyer Indemnified Representation Costs in excess of the Seller Deductible; provided, however, that the Seller Deductible shall not apply to Buyer Indemnified Representation Costs arising in respect of a breach of any representation or warranty contained in Section 3.1(a) (relating to organizational matters of Seller), Section 3.1(b) (relating to authority of and due execution by Seller), Section 3.1(h) (relating to taxes of Seller), Section 3.1(n) (relating to brokers' and finders' fees of Seller), Section 3.1(q) (relating to employee benefit matters of Seller), and Section 3.1(t) (relating to the Acquired Assets) (collectively, the "Seller Exclusions"), and with respect to the Seller Exclusions, Seller will be obligated to indemnify the Buyer Indemnified Parties as and to the extent provided in this ARTICLE 8 for all Buyer Indemnified Representation Costs arising in respect of the Seller Exclusions.
(b)    Anything in this ARTICLE 8 to the contrary notwithstanding, Buyer will not be obligated to indemnify a Seller Indemnified Party pursuant to this ARTICLE 8 for Seller Indemnified Representation Costs, unless and until the Seller Indemnified Parties' aggregate Seller Indemnified Representation Costs exceed $500,000 (the "Buyer Deductible"), in which event Buyer will be obligated to indemnify the Seller Indemnified Parties as and to the extent provided in this ARTICLE 8 for all Seller Indemnified Representation Costs in excess of the Buyer Deductible; provided, however, that the Buyer Deductible shall not apply to Seller Indemnified Representation Costs arising in respect of a breach of any representation or warranty contained in Section 3.2(a) (relating to organizational matters of Buyer), Section 3.2(b) (relating to authority of and due execution by Buyer), Section 3.2(e) (relating to brokers' and finders' fees of Buyer), and Section 3.2(f) (relating to sufficiency of funds of Buyer) (collectively, the "Buyer Exclusions"), and with respect to the Buyer Exclusions, Buyer will be obligated to indemnify the Seller Indemnified Parties as and to the extent provided in this ARTICLE 8 for all Seller Indemnified Representation Costs arising in respect of the Buyer Exclusions.
8.7    Indemnification Limits.
(a)    With respect to Buyer Indemnified Representation Costs arising out of a breach of representations and warranties of Seller other than the Seller Exclusions, Seller shall only be obligated to indemnify Buyer Indemnified Parties pursuant to this ARTICLE 8 for an amount in the aggregate of up to Fifteen Percent (15%) of the Purchase Price, as may be adjusted (the "Regular Cap").
(b)    With respect to Buyer Indemnified Costs, including those arising out of a breach of the representations and warranties of Seller identified as the Seller Exclusions, Seller shall only be obligated to indemnify Buyer Indemnified Parties pursuant to this ARTICLE 8 for an amount in the aggregate of up to the Purchase Price, as may be adjusted (the "Exclusions Cap").
(c)    With respect to Seller Indemnified Representation Costs arising out of a breach of representations and warranties of Buyer other than the Buyer Exclusions, Buyer shall only be obligated to indemnify Seller Indemnified Parties pursuant to this ARTICLE 8 for an amount in the aggregate of up to the Regular Cap.
(d)    With respect to Seller Indemnified Costs, including those arising out of a breach of the representations and warranties of Buyer identified as the Buyer Exclusions, Buyer shall only be obligated to indemnify Seller Indemnified Parties pursuant to ARTICLE 8 for an amount in the aggregate of up to the Exclusions Cap.
8.8    Recourse. Except as permitted by Section 9.4 or Section 9.13 and as provided under Section 7.2, liability of the parties pursuant to this Agreement shall be limited to claims made by the Buyer Indemnified Parties or Seller Indemnified Parties under this ARTICLE 8, which shall be the sole and exclusive remedy of the parties for any Damages arising under this Agreement.
8.9    Cooperation. Seller and Buyer and any Indemnified Parties shall cooperate with each other, as applicable, with respect to resolving any claim or liability under this Agreement. Such cooperation shall include, but not be limited to, providing any additional information that may be reasonably requested by a party to allow such party to assess the validity of any potential or pending claim.
8.10    Reduction by Insurance Proceeds. The amount payable by an Indemnifying Party to an Indemnified Party with respect to any Damages arising under this Agreement shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party with respect to such Damages, and each of the parties hereto hereby agrees to use its reasonable best efforts to collect insurance proceeds to which it is entitled in respect of any such Damages.
ARTICLE 9
GENERAL PROVISIONS
9.1    Survival of Representations, Warranties, and Covenants. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may be aware of in respect thereof, each of the representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated by this Agreement shall survive the Closing and not be affected by any such investigation or awareness. The representations and warranties set forth in this Agreement will terminate at 11:59 p.m. Pacific time on the date that is 18 months after the Closing Date except that such 18-month time limitations shall not apply to: (a) any claims for fraud pursuant to Section 9.13, which will survive until the expiration of the applicable statue of limitations, (b) any of the following claims or to Buyer's rights to recover on such claims, with any representations and warranties relating thereto surviving until the expiration of the applicable statute of limitations: (i) claims for breaches of any representations and warranties contained in Section 3.1(h) (relating to Taxes of Seller), and (ii) claims for breaches of any representations and warranties contained in Section 3.1(q) (relating to employee benefit matters of Seller), (c) claims for breaches of any representations and warranties contained in Section 3.1(r) (relating to environmental matters of Seller), shall survive until the date that is five (5) years after the Closing Date, and (d) any of the following claims or to Buyer's or Seller's rights to recover on such claims, with any representations and warranties relating thereto surviving indefinitely: (i) claims for breaches of any representations and warranties contained in Section 3.1(a) (relating to organizational matters of Seller) or Section 3.2(a) (relating to organizational matters of Buyer), (ii) claims for breaches of any representations and warranties contained in Section 3.1(b) (relating to authority of and due execution by Seller) or Section 3.2(b) (relating to authority of and due execution by Buyer), and (iii) claims for breaches of any representations and warranties contained in the second sentence of Section 3.1(t) (relating to the Acquired Assets). Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but such termination shall not affect any claim for a breach of a representation or warranty that was asserted pursuant to a Claim Notice before the date of termination. To the extent that such are performable after the Closing, each of the covenants and agreements contained in this Agreement and each other Transaction Document shall survive the Closing until its performance is completed in accordance with its terms.
9.2    Amendment and Modification. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Buyer.
9.3    Waiver of Compliance. Any failure of Buyer, on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.
9.4    Specific Performance. The parties to this Agreement acknowledge that it may be impossible to measure in money the damages that a party would incur if any covenant or agreement contained in this Agreement were not performed in accordance with its terms and agree that each of the parties hereto shall be entitled to seek an injunction to require specific performance of, and prevent any violation of the terms of, this Agreement, in addition to any other remedy available hereunder.
9.5    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Laws, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
9.6    Expenses and Obligations. Except as otherwise specifically provided herein, each party hereto will pay its own transaction expenses (including legal and accounting fees).
9.7    Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties as provided in ARTICLE 8) any rights or remedies of any nature whatsoever under or by reason of this Agreement.
9.8    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by overnight service (such a Federal Express) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    If to Buyer, to:
Redbox Automated Retail, LLC
c/o Coinstar, Inc.
1800 114th Ave. SE
Bellevue, WA 98004
Attn.: Chief Legal Officer
Fax: (425) 943-8090
with copies (which shall not constitute notice) to:
Redbox Automated Retail, LLC
One Tower Lane, Suite 900
Oakbrook Terrace, IL 60181-4623
Attn.: General Counsel

Fax: (630) 756-8888
and
Perkins Coie LLC
1201 Third Ave., Suite 4800
Seattle, WA 98101-3099
Attn.: Lynn Hvalsoe
Fax: (206) 359-7122
(b)    If to Seller, to:
NCR Corporation
3097 Satellite Boulevard
Duluth, Georgia 30096
Attn.: General Counsel/Notices, 2nd Floor
email: law.notices@ncr.com
with a copy (which shall not constitute notice) to:
Womble Carlyle Sandridge & Rice LLP
271 17th Street, N.W., Suite 2400
Atlanta, Georgia 30363
Attn.: Sharon McBrayer Johnson
email: Sharon.johnson@wcsr.com
All notices, requests or instructions given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered to the applicable address, (ii) three business days after the date of mailing, if mailed by registered or certified U.S. mail, return receipt requested, and (iii) one business day after the date of sending, if sent by Federal Express overnight service or other recognized overnight courier.
9.9    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.10    Entire Agreement. Except for (a) the other Transaction Documents and (b) the Confidentiality Agreement, this Agreement (which term will be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. The Confidentiality Agreement will remain in full force and effect after the Closing Date and will not be affected in any respect by the execution, delivery or performance of this Agreement. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement, the Confidentiality Agreement or the other Transaction Documents.

9.11    Public Announcements. With regard to any public statements made or press releases issued (a) pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, (b) pursuant to any listing agreement with any national securities exchange, or (c) as otherwise required by law, Seller and Buyer shall use reasonable efforts to consult with each other in a manner allowing for reasonable comment by the other party (any comments to be reasonably considered by the issuing party) before issuing any such press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby. Prior to the Closing, neither Seller nor Buyer will issue any other press release or otherwise make any public statements regarding this Agreement or the transactions contemplated hereby without prior written consent of the party (which consent shall not be unreasonably withheld, conditioned, or delayed). Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall restrict or prohibit Seller's ability to respond to communications from Seller's shareholders, creditors and other investors, or Seller's employees, independent contractors, agents, and other representatives resulting from a public statement or press release issued in accordance with the provisions of this Section 9.11; provided, however, that no additional, non-public material information or confidential information shall be given in any such response.
9.12    Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise, except that Buyer may assign, in whole or in part, this Agreement to any subsidiary; provided, however, that in the event of any assignment, Buyer shall guarantee payment of the Purchase Price and its performance of the obligations under this Agreement and the Transaction Documents.
9.13    No Waiver Relating to Claims for Fraud. The liability of any party under ARTICLE 8 shall be in addition to, and not exclusive of any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 9.13, nor any reference to this Section 9.13 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including, but not limited to, defenses of statutes of limitations or limitations of damages.
9.14    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PRINCIPLES THEREOF).
9.15    Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby may only be brought in the state and federal courts located in Delaware (the "Courts") and each of the parties hereby consents to the exclusive jurisdiction of such Courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed as of the date first written above.

SELLER:
NCR CORPORATION By: /s/ John G. Bruno Name: John G. Bruno Title: Executive Vice President
BUYER:
REDBOX AUTOMATED RETAIL, LLC By: /s/ J. Scott DiValerio Name: J. Scott DiValerio Title: Interim President

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT